April 21, 2005


via facsimile and U.S. mail

Mr. David W. Vreeman
Chief Financial Officer
Credo Petroleum Corporation
1801 Broadway, Suite 900
Denver, Colorado 80202



	Re:	Credo Petroleum Corporation
		Form 10-KSB, Filed January 27, 2005
		File No. 000-08877

Dear Mr. Vreeman:

      We have completed our review of your Form 10-K and do not, at this time, have any further comments.

							Sincerely,



							H. Roger Schwall
							Assistant Director


??

??

??

??

Credo Petroleum Corporation
March 7, 2005
page 1




UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549-0405

         DIVISION OF
CORPORATION FINANCE